COMPUTATION OF EARNINGS PER SHARE                                  EXHIBIT 11.1
CAROLINA FIRST CORPORATION AND SUBSIDIARIES

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                                                                                                                                 YTD
                                                       1st Quarter 1998     2nd Quarter 1998     3rd Quarter 1998   3rd Quarter 1998
                                                       ----------------     ----------------     ----------------   ----------------
BASIC
Net income............................................       $4,694,000           $5,536,000           $5,639,000        $15,869,000
Less dividends on preferred stock.....................                0                    0                    0                  0
                                                       -----------------   ------------------    -----------------   ---------------
Net income applicable to common
   shareholders (numerator)...........................       $4,694,000           $5,536,000           $5,639,000        $15,869,000
                                                       =================   ==================    =================   ===============

Average common shares outstanding
   (denominator)......................................       16,588,163           17,682,632           18,052,647         17,446,512

Per share amount......................................            $0.28                $0.31                $0.31              $0.91
                                                       =================   ==================    =================   ===============


DILUTED
Net income (numerator)................................       $4,694,000           $5,536,000           $5,639,000        $15,869,000

Average common shares outstanding.....................       16,588,163           17,682,632           18,052,647         17,446,512
Dilutive average shares outstanding under options.....          802,304              849,096              777,591            800,605
Exercise prices.......................................  $4.81 to $21.56      $4.81 to $24.79      $4.81 to $21.75    $4.81 to $24.38
Assumed proceeds on exercise..........................      $10,929,294          $12,133,226          $10,755,150        $11,046,486
Average market value per share........................           $23.34               $27.35               $23.43             $24.69
Less:  Treasury stock purchased with the assumed
   proceeds from exercise of options..................          468,265              443,628              459,033            447,407
                                                       -----------------   ------------------    -----------------   ---------------
Adjusted average shares...............................       16,922,202           18,088,100           18,371,205         17,799,710
                                                       -----------------   ------------------    -----------------   ---------------
Convertible preferred stock assumed
   converted..........................................                0                    0                    0                  0
Average diluted shares outstanding
                                                       -----------------   ------------------    -----------------   ---------------
   (denominator)......................................       16,922,202           18,088,100           18,371,205         17,799,710
                                                       -----------------   ------------------    -----------------   ---------------

Per share amount......................................            $0.28                $0.31                $0.31              $0.89
                                                       =================   ==================    =================   ===============
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